Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB REPORTS FIRST QUARTER 2024 RESULTS:

•
FIRST QUARTER REVENUE OF $129.6 MILLION, UP MODESTLY SEQUENTIALLY AND YEAR-OVER-YEAR
•
FIRST QUARTER OPERATING INCOME OF $8.6 MILLION; EX-ITEMS, $14.9 MILLION, FLAT SEQUENTIALLY, UP 3% YEAR-OVER-YEAR
•
FIRST QUARTER OPERATING MARGINS, EX-ITEMS, OF 12%
•
FIRST QUARTER GAAP EPS OF $0.07; EX-ITEMS, $0.19, FLAT SEQUENTIALLY AND YEAR-OVER-YEAR
•
FIRST QUARTER FREE CASH FLOW OF $2.5 MILLION
•
COMPANY ANNOUNCES Q2 2024 QUARTERLY DIVIDEND

HOUSTON (April 24, 2024) - Core Laboratories Inc. (NYSE: "CLB") ("Core", "Core Lab", or the "Company") reported first quarter 2024 revenue of $129,600,000. Core’s operating income was $8,600,000, with diluted earnings per share ("EPS") of $0.07, all in accordance with U.S. generally accepted accounting principles ("GAAP"). Operating income, ex-items, a non-GAAP financial measure, was $14,900,000, yielding operating margins of 12%, and EPS, ex-items, of $0.19. During the first quarter of 2024, the Company recorded: 1) approximately $3,500,000 of non-cash stock compensation expense associated with full recognition of unvested awards for employees who have reached their eligible retirement age, and 2) employee severance, facility exit and consolidation expenses of $2,600,000. A full reconciliation of non-GAAP financial measures is included in the attached financial tables.

Core’s CEO, Larry Bruno stated, “Core Lab delivered modest revenue growth and overcame the typical sequential seasonal decline in client activity that we often experience between the fourth and first quarters. Strong demand for both our Reservoir Description laboratory services and Production Enhancement’s completion diagnostic services drove the quarter. Core’s investments to expand laboratory capabilities in the Middle East and other international markets prior to and during the global pandemic are now delivering results, as long-delayed client analytical projects progress into the early stages of execution. We expect that these prior investments in international growth opportunities will generate superior, long-term returns. Production Enhancement’s sequential financial performance was driven by higher demand for both U.S. and international completion diagnostics, as Core’s clients seek to evaluate new completion designs for optimizing hydrocarbon production. Despite quarter-over-quarter softness in U.S. completion activity, U.S. product sales also improved sequentially. Core Lab used excess free cash to reduce debt by $3,000,000 in the first quarter of 2024, and will continue to remain focused on executing strategic business initiatives while reducing our leverage ratio.”

Reservoir Description

Reservoir Description operations are closely correlated with trends in international and offshore activity levels, with approximately 80% of revenue sourced from projects originating outside the U.S. Revenue in the first quarter of 2024 was $84,200,000, flat sequentially and an increase of 5% from last year. Operating income on a GAAP basis was $6,900,000, while operating income, ex-items, was $11,400,000, yielding operating margins of 14%. The segment’s financial performance in the first quarter of 2024 reflects a year-over-year increase in demand for reservoir rock and fluid analysis in both international and U.S. markets. This growth helped offset both the typical seasonal decline in client activity that occurs between the fourth and first quarters, as well as on-going disruptions to hydrocarbon transportation and trading patterns caused by the Middle East and Russia-Ukraine conflicts. While operating margins remained strong at 14%, sequential margins were somewhat impacted by the mix of services delivered to Core’s clients compared to the fourth quarter of 2023.

During the first quarter of 2024, Core Laboratories continued to experience increased industry adoption of its proprietary web-enabled data management system, RAPID™. A significant milestone was achieved with the successful installation of RAPID™ by a prominent Middle Eastern National Oil Company (“NOC”). The installation, as part of a platform demonstration, rigorously tested the system's functionality and is providing the NOC with centralized, consistent, and easily accessible subsurface data in a secure format. RAPID™ empowers clients to efficiently organize, retrieve, archive and analyze vast amounts of geological, petrophysical, reservoir engineering and reservoir fluid data. The database facilitates sophisticated queries through a user-friendly interface, enhancing various predictive and Artificial Intelligence (“AI”) innovations. Utilizing RAPID™ as the primary platform for subsurface data management within this NOC allows for a more robust digital environment for future AI projects. Core Lab continues its leadership position in the digitization of the oil field, bridging data analytical tools with digitally delivered and archived data.

Also during the first quarter of 2024, Core Lab was engaged to evaluate conventional cores from the North Slope region of Alaska. This project brought together Core’s proprietary and patented technologies to help the client optimize their reservoir. By using a combination of drilling mud tracers from Core’s Production Enhancement segment, along with proprietary laboratory technologies from Reservoir Description, Core’s InvasionProfilerTM technology package allowed the operator to quantify the invasion of drilling mud filtrate. The client will use this data to refine their reservoir model with tracer-corrected fluid saturation data. A laboratory program is also under way on the recovered reservoir fluids from this project to determine the chemical and physical properties of the hydrocarbons. This comprehensive rock and fluid analytical program provides the hard data points required to define pay zones, build and de-risk reservoir models, and predict reservoir performance.

Production Enhancement

Production Enhancement operations, which are focused on complex completions in unconventional oil and gas reservoirs in the U.S., as well as conventional projects across the globe, posted first quarter 2024 revenue of $45,400,000, up over 4% sequentially. The sequential financial performance reflects both higher demand for completion diagnostic services as well as improved penetration of completion products in the U.S., despite a quarter-over-quarter decline in completion activity. Operating income on a GAAP basis was $1,600,000, while operating income, ex-items, was $3,400,000, yielding operating margins of 8%, an improvement of 200 basis points sequentially, with incremental margins exceeding 55%.

In the first quarter of 2024, Core Lab’s Production Enhancement engineers introduced new capabilities for its proprietary downhole Metal Anomaly Tool technology. The Metal Anomaly Tool (“MAT”) is used when preferential alignment of perforating guns are required to ensure that casing clamps, data cables and control lines are not cut during the perforating process. The MAT technology measures magnetic fields induced during fluid flow around protrusions that surround the casing, such as those caused by clamps and lines. However, certain reservoir applications require the use of high-chromium-content well casing to mitigate corrosion, such as where CO2 or H2S are present in high concentrations. High-chromium-content casing has historically created limitations for the MAT technology, as the metallurgy attenuates the magnetic field peripheral to the casing. Core’s engineers developed a proprietary solution that allows the MAT technology to identify clamps, cables and lines behind high-chromium-content casing, reducing operational risks in real time.

Also during the first quarter of 2024, Core’s diagnostic technologies were employed in two mature U. S. basins to assess high-profile well completions. In the Eagle Ford, an operator needed to confirm the performance of refrac treatments in horizontal wells. The operator enlisted Core Lab to run its SpectraChem® water tracers to confirm frac fluid placement and fluid flowback from each of the twenty-one treatment stages. After the frac job, produced water samples indicated effective treatment placement and flowback from each refrac stage with one exception. The outermost toe stage demonstrated a steep production drop compared to the remainder of the re-completed lateral. Further analysis indicated there was an obstruction in the toe of the well. The operator performed a remedial procedure to remove the obstruction, and production from the toe stage reached a level of contribution commensurate with the remainder of the well. In the Permian Basin, Core’s proprietary technologies were utilized to evaluate the effectiveness of a surfactant additive in horizontal well frac treatments. The objective was to determine if the surfactant would improve oil recovery in this very tight shale strata. The operator wanted to determine the efficacy of the product without having to perform long-term, multi-well, post-frac comparisons. The operator enlisted Core to run its proprietary Flow Profiler™ oil tracer diagnostics across the length of the well to compare production from treated and untreated stages. The produced oil samples indicated higher oil contributions from the surfactant-treated stages. This enabled the operator to quickly take advantage of this beneficial, and environmentally friendly, surfactant in upcoming wells.

Liquidity, Free Cash Flow and Dividend

Core continues to focus on maximizing free cash flow ("FCF"), a non-GAAP financial measure defined as cash from operations less capital expenditures. For the first quarter of 2024, cash from operations was approximately $5,500,000 and capital expenditures were $3,000,000, yielding FCF of $2,500,000. Cash from operations was impacted by an increase in working capital, as accounts receivable grew by $5,700,000 during the quarter. The growth in accounts receivable occurred in March, reflecting strong sales in the U.S. market as we exited the quarter.

Core expects the Company to continue generating positive free cash flow in future quarters. As of March 31, 2024, Core reduced debt by $3,000,000 from prior quarter-end to $163,000,000. The Company’s leverage ratio of 1.76 was unchanged compared to prior quarter-end. The Company will continue applying future free cash towards reducing debt until the Company reaches its target leverage ratio (calculated as total net debt divided by trailing twelve months adjusted EBITDA) of 1.5 times or lower.

On January 31, 2024, Core’s Board of Directors ("Board") announced a quarterly cash dividend of $0.01 per share of common stock, which was paid on March 4, 2024 to shareholders of record on February 12, 2024.

On April 24, 2024, the Board approved a cash dividend of $0.01 per share of common stock payable on May 28, 2024 to shareholders of record on May 6, 2024.

Return On Invested Capital

The Board and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and FCF, factors that have high correlation to total shareholder return. Core’s commitment to an asset-light business model and disciplined capital stewardship promote capital efficiency and are designed to produce more predictable and superior long-term ROIC.

The Board has established an internal metric to demonstrate ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg, as the Company continues to believe superior ROIC will result in higher total shareholder return. Using Bloomberg’s formula, the Company’s ROIC for the first quarter of 2024 was 11.6% and remained relatively flat compared to prior quarter-end.

Industry and Core Lab Outlook and Guidance

As 2024 unfolds, Core will continue to execute its strategic plan of technology investments targeted to both solve client problems and capitalize on Core’s growth opportunities. The Company will also remain focused on maximizing ROIC, generating free cash and reducing debt. Core Lab maintains its constructive outlook on international upstream projects for 2024 and anticipates sustainable activity growth in the years ahead to support crude-oil demand and energy security concerns. Year to date, crude-oil demand is performing as expected, with an increase in demand during the first three months of the year. For the short and long term, increased investment in the development of onshore and offshore crude-oil fields will be required to maintain and grow hydrocarbon production. In the near-term, crude-oil markets remain volatile due to global recession fears and the uncertainties related to on-going conflicts in Russia-Ukraine and the Middle East.

As international activity continues to expand, committed long-term upstream projects from the Middle East, South Atlantic Margin, certain areas of Asia Pacific and West Africa support year-over-year growth for Core Lab. As such, Core anticipates Reservoir Description’s second quarter 2024 revenue to continue growing; however, the geopolitical situations in Russia-Ukraine and the Middle East continue to create volatility with respect to trading patterns and maritime transportation of crude oil and derived products, potentially impacting demand for the lab services Core provides to these markets. Turning to the U.S., frac spread activity peaked in the fall of 2022; however, the declines experienced in completion activity during 2023 appear to have stabilized. Core Lab continues to project completion activity in 2024 to remain relatively flat compared to 2023. However, market penetration of Core’s proprietary energetic system and completion diagnostic service technologies are projected to outperform activity levels.

Reservoir Description’s second quarter 2024 revenue is projected to range from $85,500,000 to $88,500,000, with operating income of $12,700,000 to $14,400,000. Core’s Production Enhancement

segment’s second quarter 2024 revenue is estimated to range from $44,500,000 to $47,500,000, with operating income of $1,600,000 to $2,600,000.

The Company’s second quarter 2024 revenue is projected to range from $130,000,000 to $136,000,000, with operating income of $14,500,000 to $17,300,000, yielding operating margins of approximately 12%. EPS for the second quarter of 2024 is expected to be $0.19 to $0.23.

The Company’s second quarter 2024 guidance is based on projections for underlying operations and excludes gains and losses in foreign exchange. Second quarter 2024 guidance also assumes an effective tax rate of 20%.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's first quarter 2024 earnings announcement. The call will begin at 7:30 a.m. CDT / 8:30 a.m. EDT on Thursday, April 25, 2024. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories Inc. is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements we make, includes forward-looking statements regarding the Company’s future revenue, profitability, business strategies and developments, demand for the Company’s products and services and for products and services of the oil and gas industry generally, made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business and general economic conditions, including inflationary pressures, the ability to achieve the benefits of the redomestication of the parent company from the Netherlands to the United States, international markets, international political climates, including the Russia-Ukraine and the Middle East geopolitical conflicts, public health crises, and any related actions taken by businesses and governments, and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:

Gwen Gresham - SVP Corporate Development and Investor Relations, +1 713 328 6210

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			% Variance
	March 31, 2024	December 31, 2023	March 31, 2023	vs. Q4-23	vs. Q1-23
REVENUE	$129,637	$128,210	$128,356	1.1%	1.0%

OPERATING EXPENSES:
Costs of services and product sales	104,588	101,517	101,528	3.0%	3.0%
General and administrative expense	11,789	8,665	16,331	36.1%	(27.8)%
Depreciation and amortization	3,843	3,874	4,044	(0.8)%	(5.0)%
Other (income) expense, net	846	(427)	(28)	NM	NM
Total operating expenses	121,066	113,629	121,875	6.5%	(0.7)%

OPERATING INCOME	8,571	14,581	6,481	(41.2)%	32.2%
Interest expense	3,423	3,618	3,429	(5.4)%	(0.2)%
Income before income taxes	5,148	10,963	3,052	(53.0)%	68.7%
Income tax expense	1,658	8,529	610	(80.6)%	171.8%
Net income	3,490	2,434	2,442	43.4%	42.9%
Net income attributable to non-controlling interest	270	235	69	NM	NM
Net income attributable to Core Laboratories Inc.	$3,220	$2,199	$2,373	46.4%	35.7%

Diluted earnings per share	$0.07	$0.05	$0.05	40.0%	40.0%

Diluted earnings per share attributable to Core Laboratories Inc.	$0.07	$0.05	$0.05	40.0%	40.0%

Diluted weighted average common shares outstanding	47,703	47,557	47,481	0.3%	0.5%

Effective tax rate	32%	78%	20%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$84,236	$84,628	$80,188	(0.5)%	5.0%
Production Enhancement	45,401	43,582	48,168	4.2%	(5.7)%
Consolidated	$129,637	$128,210	$128,356	1.1%	1.0%

Operating income:
Reservoir Description	$6,892	$12,259	$2,471	(43.8)%	178.9%
Production Enhancement	1,576	2,195	3,281	(28.2)%	(52.0)%
Corporate and Other	103	127	729	NM	NM
Consolidated	$8,571	$14,581	$6,481	(41.2)%	32.2%

"NM" means not meaningful

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

			% Variance
ASSETS:	March 31, 2024	December 31, 2023	vs. Q4-23

Cash and cash equivalents	$14,913	$15,120	(1.4)%
Accounts receivable, net	115,092	109,352	5.2%
Inventories	70,711	71,702	(1.4)%
Other current assets	28,331	26,962	5.1%
Total current assets	229,047	223,136	2.6%

Property, plant and equipment, net	98,521	99,626	(1.1)%
Right of use assets	53,636	53,842	(0.4)%
Intangibles, goodwill and other long-term assets, net	206,746	209,791	(1.5)%
Total assets	$587,950	$586,395	0.3%

LIABILITIES AND EQUITY:

Accounts payable	$32,486	$33,506	(3.0)%
Short-term operating lease liabilities	10,430	10,175	2.5%
Other current liabilities	42,552	44,416	(4.2)%
Total current liabilities	85,468	88,097	(3.0)%

Long-term debt, net	160,370	163,134	(1.7)%
Long-term operating lease liabilities	41,481	42,076	(1.4)%
Other long-term liabilities	63,214	63,281	(0.1)%

Total equity	237,417	229,807	3.3%
Total liabilities and equity	$587,950	$586,395	0.3%

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,490	$2,442
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock-based compensation	4,820	8,984
Depreciation and amortization	3,843	4,044
Deferred income taxes	2,827	936
Accounts receivable	(6,290)	(4,024)
Inventories	991	(6,897)
Accounts payable	(551)	(7,078)
Other adjustments to net income	(3,600)	(1,576)
Net cash provided by (used in) operating activities	5,530	(3,169)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,052)	(2,208)
Net proceeds on life insurance policies	805	—
Other investing activities	590	170
Net cash provided by (used in) investing activities	(1,657)	(2,038)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(17,000)	(16,000)
Proceeds from long-term debt	14,000	24,000
Dividends paid	(468)	(466)
Repurchase of common stock	(44)	(1)
Equity related transaction costs	(549)	(1,285)
Other financing activities	(19)	(184)
Net cash provided by (used in) financing activities	(4,080)	6,064

NET CHANGE IN CASH AND CASH EQUIVALENTS	(207)	857
CASH AND CASH EQUIVALENTS, beginning of period	15,120	15,428
CASH AND CASH EQUIVALENTS, end of period	$14,913	$16,285

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items. For this reason, management uses certain non-GAAP measures that exclude these Items and believes that this presentation provides a clearer comparison with the results reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission.

Reconciliation of Operating Income, Net Income and Diluted Earnings Per Share Attributable to Core Laboratories Inc.

(In thousands, except per share data)

(Unaudited)

	Operating Income
	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
GAAP reported	$8,571	$14,581	$6,481
Stock compensation (1)	3,458	—	6,515
Loss on lease abandonment and assets write-down (2)	1,809	—	1,656
Severance costs	824	—	—
Foreign exchange losses (gains)	285	468	(144)
Excluding specific items	$14,947	$15,049	$14,508

	Net Income Attributable to Core Laboratories Inc.
	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
GAAP reported	$3,220	$2,199	$2,373
Stock compensation (1)	2,766	—	5,212
Loss on lease abandonment and assets write-down (2)	1,447	—	1,325
Severance costs	659	—	—
Foreign exchange losses (gains)	229	374	(114)
Reversal of net deferred tax liabilities and effect of higher (lower) tax rate (3)	628	6,336	—
Excluding specific items	$8,949	$8,909	$8,796

	Diluted Earnings Per Share Attributable to Core Laboratories Inc.
	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
GAAP reported	$0.07	$0.05	$0.05
Stock compensation (1)	0.06	—	0.11
Loss on lease abandonment and assets write-down (2)	0.03	—	0.03
Severance costs	0.01	—	—
Foreign exchange losses (gains)	0.01	0.01	—
Reversal of net deferred tax liabilities and effect of higher (lower) tax rate (3)	0.01	0.13	—
Excluding specific items	$0.19	$0.19	$0.19

(1) Three months ended March 31, 2024 and 2023 includes the acceleration of stock compensation expense associated with employees reaching eligible retirement age.

(2) Three months ended March 31, 2024 and 2023 include the write-down of leasehold improvements, right of use assets and/or other assets and exit costs associated with consolidation of certain facilities.

(3) Three months ended March 31, 2024 includes the effect to reflect tax expense at a normalized rate of 20%. Three months ended December 31, 2023 includes the reversal of certain deferred tax assets and liabilities which will not be realized as a result of the Redomsestication Transaction and the effect to reflect tax expense at a normalized rate of 20%.

Segment Information

(In thousands)

(Unaudited)

	Operating Income
	Three Months Ended March 31, 2024
	Reservoir Description	Production Enhancement	Corporate and Other
GAAP reported	$6,892	$1,576	$103
Stock compensation (1)	2,258	1,200	—
Loss on lease abandonment and assets write-down (2)	1,566	243	—
Severance costs	467	357	—
Foreign exchange losses (gains)	246	38	1
Excluding specific items	$11,429	$3,414	$104
(1) Includes the acceleration of stock compensation expense associated with employees reaching eligible retirement age.
(2) Includes the write-down of leasehold improvements, right of use assets and/or other assets and exit costs associated with consolidation of certain facilities.

Return on Invested Capital

Return on Invested Capital ("ROIC") is presented based on management's belief that this non-GAAP measure is useful information to investors and management when comparing profitability and the efficiency with which capital has been employed over time relative to other companies. The Board has established an internal metric to demonstrate ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg. ROIC is not a measure of financial performance under GAAP and should not be considered as an alternative to net income.

ROIC of 11.6% is defined by Bloomberg as Net Operating Profit After Tax ("NOPAT") of $46.9 million divided by Average Total Invested Capital ("Average TIC") of $403.0 million where NOPAT is defined as GAAP net income before non-controlling interest plus the sum of income tax expense, interest expense, and pension expense less pension service cost and tax effect on income before interest and tax expense for the last four quarters. Average TIC is defined as the average of beginning and ending periods' GAAP stockholders' equity plus the sum of net long-term debt, lease liabilities, allowance for credit losses, net of deferred taxes, and income taxes payable.

Free Cash Flow

Core uses the non-GAAP financial measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. Free cash flow should not be considered a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(In thousands)

(Unaudited)

Three Months Ended
March 31, 2024
Net cash provided by operating activities	$5,530
Capital expenditures	(3,052)
Free cash flow	$2,478

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